Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2026 Financial Results

●    Announces $20 million share repurchase authorization

Mitchel Field, NY, September 11, 2025 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is pleased to announce its financial results for the first quarter of fiscal year 2026.

Revenue for the first quarter ended July 31, 2025, was approximately $13.8 million, a decrease from the $15.1 million reported for the same period of fiscal year 2025. Operating income for the first quarter of fiscal year 2026 was $0.4 million, a significant reduction from the $2.4 million reported for the same period of the previous fiscal year. Net Income from operations was $0.6 million or $0.07 per diluted share compared to a net income from operations of $2.4 million or $0.25 per diluted share, for the first quarter of fiscal year 2025. Net cash provided by operating activities was approximately $1.2 million in the first quarter of fiscal year 2026, compared to net cash used in operations of $1.5 million for the same period of fiscal year 2025. Backlog at July 31, 2025 was approximately $71 million compared to $70 million at April 30, 2025.

FEI President and CEO, Tom McClelland commented, “Our first quarter fiscal year 2026 results reflect declines in revenue and operating income compared to both the first quarter of fiscal year 2025 and the fourth quarter of fiscal year 2025. However, this first quarter is simply a timing issue. The underlying fundamentals of the business remain strong, and our overall outlook is extremely encouraging. As noted in our previous quarter’s results, we booked some revenue in the fourth quarter of fiscal year 2025 that we previously believed would not ship until fiscal year 2026. In addition to this pulled-forward revenue, this quarter’s results were also impacted by customer-driven delays on a few key programs. It is important to recognize that these are neither cancellations, nor contract reductions. In fact, we expect at least one of these programs to be expanded significantly, increasing the total contract value. Further, we expect this to be resolved in the near-term and for these programs to contribute positively to revenue and operating profit over the coming quarters, predominantly in this fiscal year. As we have mentioned numerous times, our growth is not perfectly linear, given the cadence of contract awards and customer-driven activity, and we remain highly confident in the overall upward trajectory.

“One indicator of this future success is that our backlog remains at a historically high level. We are actively bidding on new programs, and anticipate meaningful new business in the near term. Some of the programs we are bidding on are significantly larger than the typical contract wins we have previously reported. Furthermore, these programs have follow-on potential over the next decade and beyond. Both space and non-space defense activity point to continued healthy growth in our core markets, both for our legacy products and our next-generation technology. Notable programs we are involved in include Golden Dome, Patriot missile system, B-2 bomber and Terminal High Altitude Area Defense (THAAD) system, as well as other multi-domain defense systems

“To support these markets, as well as our new initiatives in quantum sensing, the Company recently opened an engineering facility in Boulder, Colorado, and hired senior scientists formerly with the National Institute of Standards and Technology (NIST) Time and Frequency Division. These physicists, and others who are expected to join FEI at the Boulder facility in the near future, will support on-going Company programs and new technology efforts. We anticipate that the Boulder facility will contribute positively to the bottom line by the third quarter of this fiscal year. In addition, as noted previously, we are pursuing external government funding for research and development, with significant activity underway, particularly in the area of quantum sensing, which is a large emerging market for us.

“Building on the enthusiastic response and strong encouragement from last year, our Company will host its second annual Quantum Sensing Summit in New York City this October. This scientific conference will convene leaders from government, academia, industry, and other laboratories to explore emerging technologies, discuss strategies for realizing their full potential, and reinforce our nation’s leadership in this critical field as well as FEI’s expanding strategic role in advancing this technology. We are excited about the enthusiasm which has developed around this event. Additional details related to this event are available on the Frequency Electronics website.

“Although this quarter showed a temporary decline in revenue and earnings, our strong fundamentals remain unchanged. We continue to generate profitability in our core technologies and are actively investing in innovation to drive long-term growth. With a debt-free balance sheet and the unwavering commitment of our talented workforce, we are confident in the Company’s continued strength and bright outlook. Our leadership in position, navigation and timing (PNT) has never been more paramount in the industry. Traditional customers as well as emerging leaders are engaging with FEI, recognizing our unparalleled and growing technical leadership coupled with manufacturing expertise. We have also now proved our ability to execute complex contracts with greater speed and precision than industry norms.“

Reflecting that balance sheet strength and belief in our outlook, today the Company is also announcing a $20 million authorization for the repurchase of the Company’s shares. Added FEI Chairman Lance Lord, General, United States Air Force (Retired), “We are committed to funding the growth of our business in next-generation opportunities while also continuing to find opportunities to return cash to shareholders. In the past couple of years, we paid out two significant special dividends. The Board believes periodic share repurchases can also be an effective tool for rewarding shareholders, while similarly allowing future value gains to accrete to equity holders. Notably, this repurchase authorization is approximately equal to the combined sum of those two special dividends.”

Further information can be found in the 8-K filed after market close today.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, September 11, 2025, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-545-0320. International callers may dial 1-973-528-0002. Callers should provide participant access code: 710403 or ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 52951). Subsequent to that, the call can be accessed via a link available on the Company’s website through December 11, 2025.

About Frequency Electronics

Frequency Electronics, Inc. (FEI) is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. FEI’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. FEI-Zyfer provides GPS and secure timing capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF and microwave products. FEI has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

www.frequencyelectronics.com

FEI’s Mission Statement: “Our mission is to transform discoveries and demonstrations made in research laboratories into practical, real-world products. We are proud of a legacy which has delivered precision time and frequency generation products, for space and other world-changing applications that are unavailable from any other source. We aim to continue that legacy while adapting our products and expertise to the needs of the future. With a relentless emphasis on excellence in everything we do, we aim, in these ways, to create value for our customers, employees, and stockholders.”

Forward-Looking Statements

The statements in this press release regarding future earnings and operations and other statements relating to the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, reliance on key customers, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, other supply chain related issues, increasing costs for materials, operating related expenses, competitive developments, changes in manufacturing and transportation costs, the availability of capital, the outcome of any litigation and arbitration proceedings, and failure to maintain an effective system of internal controls over financial reporting. The factors listed above are not exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the Securities and Exchange Commission. The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025, filed on July 18, 2025 with the Securities and Exchange Commission includes additional factors that could materially and adversely impact the Company’s business, financial condition and results of operations, as such factors are updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. Moreover, the Company operates in a very competitive and rapidly changing environment. New factors emerge from time to time and it is not possible for management to predict the impact of all these factors on the Company’s business, financial condition or results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this press release and any other public statement made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact information:	Dr. Thomas McClelland, President and Chief Executive Officer;

Steven Bernstein, Chief Financial Officer;

Telephone: (516) 794-4500 ext.5000	WEBSITE: www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended
	July 31,
	(unaudited)
	2025	2024
Revenues	$13,812	$15,077
Cost of revenues	8,730	8,379
Gross margin	5,082	6,698
Selling and administrative	3,585	2,845
Research and development	1,133	1,488
Operating income	364	2,365
Interest and other, net	193	198
Income before Income Taxes	557	2,563
(Benefit) provision for Income Taxes	(77)	133
Net income	$634	$2,430

Net income per share:
Basic and diluted income per share	$0.07	$0.25

Weighted average shares outstanding
Basic and diluted	9,723	9,538

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	July 31, 2025	April 30, 2025
	(unaudited)
ASSETS
Cash and cash equivalents	$4,512	$4,720
Accounts receivable, net	7,440	5,914
Contract assets	14,213	17,914
Inventories, net	24,772	23,487
Other current assets	1,406	1,071
Property, plant & equipment, net	6,494	6,188
Other assets	12,620	12,374
Deferred taxes	12,122	12,045
Right-of-use assets – operating leases	8,249	8,659
Restricted cash	1,375	1,365
	$93,203	$93,737

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease liability - current	$2,067	$2,027
Contract liabilities	13,105	13,454
Other current liabilities	7,544	7,950
Other long-term obligations	7,876	7,957
Operating lease liability – non-current	6,292	6,729
Stockholders’ equity	56,319	55,620
	$93,203	$93,737

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